344472

CANADA

PROVINCE OF BRITISH COLUMBIA

Province of British Columbia

Ministry of Finance and Corporate Relations

REGISTRAR OF COMPANIES
COMPANY ACT

Certificate of Incorporation

I HEREBY CERTIFY THAT 344472 B.C. LTD.

HAS THIS DAY BEEN INCORPORATED UNDER THE COMPANY ACT

GIVEN UNDER MY HAND AND SEAL OF OFFICE AT

VICTORIA, BRITISH COLUMBIA,

THIS 28TH DAY OF APRIL, 1988

B. BECKWITH

ASST. DEPUTY REGISTRAR OF COMPANIES